SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934 Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box: ☐ Preliminary Proxy Statement ☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2)) ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-12 ________________________________________ SEI INVESTMENTS COMPANY (Name of Registrant as Specified in Its Charter) N/A (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box): ☒ No fee required. ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per-unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction: (5) Total fee paid:

☐ Fee paid previously with preliminary materials. ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing. (1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

Building brave futures.SM SEI Investments Company Notice of Annual Meeting of Shareholders to be held June 1, 2022

B

2022 Proxy Statement 1 Alfred P. West, Jr. Chairman and Chief Executive Officer Last year, we continued to embrace change and move forward with courage and conviction. We understand that our clients face many of the same challenges that we do. Through meaningful relationships and our technology and asset management capabilities, we create lasting partnerships and deliver solutions that address their unique needs. We understand that investors increasingly consider values-based investing and how environmental, social, and governance issues affect their investments. As such, we continue to invest in and advance our sustainable investing capabilities. Through strategic acquisitions, we’ve also continued to invest in enhancing our solutions, deepening our talent, and expanding our market presence. The connections we build help our clients make confident decisions for their future. We are committed to building deep connections across the communities in which we live and work to effect positive change. Our affinity groups elevate our employees’ voices and provide opportunities to come together with shared purpose to make an impact on our communities for tomorrow’s generations. We support charitable organizations moving the needle in areas like technology, education, and the arts. To celebrate the November launch of our new brand, employees supported our communities by donating to local, national, and global nonprofits advancing specific causes through best-in-class programming and volunteerism. Our talented workforce and dedicated global leadership team are at the core of SEI’s spirit and success, and they set our company apart from others. We value the power of individual points of view working together toward our collective growth and potential. Looking ahead, we are confident that Ryan Hicke is the right person to lead SEI as our next CEO, effective June 1, 2022. Ryan’s diverse, global experience at SEI informs his commitment to our company’s success. I look forward to continuing to work alongside of him and the rest of the executive management team as Executive Chairman to drive growth and build brave futures—for our clients, our communities, and ourselves.

2 Notice of Annual Meeting of Shareholders Date and time Wednesday, June 1, 2022 9 a.m. ET Location Virtual meeting Our 2022 Annual Meeting will be held in a virtual-only format. Shareholders will not be able to attend our 2022 Annual Meeting of Shareholders in person. Shareholders may attend our 2022 An- nual Meeting of Shareholders virtually at www.virtualshareholdermeeting.com/ SEIC2022 by entering the 16-digit voting control number found on your proxy card or in your voting instructions. Purposes 1. To elect three directors for a term expiring at our 2025 Annual Meeting of Shareholders; 2. To approve on an advisory basis the compensation of our named executive officers; 3. To ratify the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2022; and 4. To transact such other business as may properly come before our 2022 Annual Meeting of Shareholders or any adjournments thereof. Only shareholders of record at the close of business on March 25, 2022 will be entitled to receive notice of, and to vote at, our 2022 Annual Meeting of Shareholders and any adjournments thereof. Additional information regarding the rules and procedures for participating in and voting during the Annual Meeting will be set forth in our meeting rules of conduct, which shareholders will be able to view prior to or during the virtual meeting. Whether or not shareholders plan to attend our virtual-only 2022 Annual Meeting of Shareholders, SEI urges shareholders to vote and submit their proxies in advance of the meeting by one of the methods described in these proxy materials. By order of the Board of Directors, William M. Doran, Secretary April 27, 2022

How to vote Your vote is important Vote by 11:59 p.m. ET on May 31, 2022 for shares held directly and by 11:59 p.m. ET on May 27, 2022 for shares held in a Plan. Refer to the attached proxy materials or the information forwarded by your bank, broker, or other nominee to see which voting methods are available. Internet Go to www.proxyvote.com and follow the instructions. You will need the control number from your proxy card or voting instruction form, or to scan the QR code to vote using your mobile device. Telephone If your shares are held in the name of a broker, bank or other nominee, follow the telephone voting instructions provided. If your shares are registered in your name, call 1-800-690-6903 and follow the voice prompts. You will need the control number from your proxy card or voting instruction form. Mail Complete, sign, date, and return the enclosed proxy card or voting instruction card in the postage pre-paid envelope provided. Voting at the Annual Meeting This year’s Annual Meeting will be virtual. You may vote during the meeting pursuant to the rules and procedures for participating in and voting during the meeting set forth in our meeting rules of conduct, which shareholders will be able to view prior to or during the meeting at www.virtualshareholdermeeting.com/SEIC2022 by entering the 16-digit voting control number found on your proxy card or voting instruction form and by following the instructions to vote. Please read both this Proxy Statement and our Annual Report before you cast your vote. They are available free of charge on our website at seic.com/investor-relations. Table of contents 4 Proxy statement 6 Corporate social responsibility 9 Proxy summary 10 Proposal 1 Election of directors 16 Corporate governance 19 Ownership of shares 21 Compensation discussion and analysis 31 Executive compensation 37 Audit Committee report 38 Proposal 2 Advisory vote on executive compensation 40 Proposal 3 Ratification of appointment of independent registered public accountants 43 Other important information 2022 Proxy Statement 3

4 Proxy statement. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SEI Investments Company (“SEI,” “the Company,” “we,” or “our”) of proxies for use at our 2022 Annual Meeting of Shareholders to be held on June 1, 2022, and at any adjournments thereof (our “2022 Annual Meeting”). 2022 Annual Meeting of Shareholders Action will be taken at our 2022 Annual Meeting to elect three directors with a term expiring at our 2025 Annual Meeting of Shareholders; to approve on an advisory basis the compensation of our named executive officers; to ratify the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2022; and to consider such other business as may properly come before our 2022 Annual Meeting and any adjournments thereof. This Proxy Statement, the accompanying proxy card or voting instruction form and our Annual Report for 2021 will be sent to our shareholders on or about April 27, 2022. Our 2022 Annual Meeting will be held in a virtual- only format. Shareholders will not be able to attend our 2022 Annual Meeting in person. Shareholders may attend our 2022 Annual Meeting virtually at www.virtualshareholdermeeting.com/SEIC2022 by entering the 16-digit voting control number found on your proxy card or your voting instruction form. Shareholders whose shares are held in the name of a broker, bank or other nominee and who need their 16-digit control number should contact their bank, broker or other nominee, and to ensure receipt of the control number in a timely fashion, should do so well in advance of the 2022 Annual Meeting of Shareholders. Voting at the meeting Only the holders of shares of our common stock, par value $.01 per share (“Shares”), of record at the close of business on March 25, 2022 (“Shareholders”), are entitled to vote at our 2022 Annual Meeting. On that date, there were 137,324,629 Shares outstanding and entitled to be voted at our 2022 Annual Meeting. Each Shareholder will have the right to one vote for each Share outstanding in his or her name on our books. See “Ownership of Shares” for information regarding the ownership of Shares by our directors, nominees, officers, and certain shareholders. Quorum and required votes A majority of the Shares entitled to vote at the 2022 Annual Meeting, present either in person or by proxy, will constitute a quorum for all purposes of the 2022 Annual Meeting. Shares are voted on any matter submitted to a vote at the Annual Meeting, under Pennsylvania law, the Shares will be considered pres- ent for all purposes of the meeting and will therefore be counted for purposes of calculating whether a quorum is present at the Annual Meeting. Under Pennsylvania law and our Articles and Bylaws, if a quorum is present at the meeting: • the three nominees for election as directors will be elected to the Board if the votes cast for each nomi- nee exceed the votes cast against the nominee;

2022 Proxy Statement 5 • management’s proposal to approve on an advisory basis the compensation of our named executive officers as disclosed in this Proxy Statement will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal; and • the ratification of the appointment of our inde- pendent public accountants will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes (such as votes of “Withhold Authority”) on any proposal will not be included in the total of votes cast on that proposal and will not affect the outcome of the vote on that proposal. Other voting information Shares represented by each properly executed proxy card will be voted in the manner specified by the respective Shareholder. If instructions to the contrary are not given, such Shares will be voted FOR the election to our Board of the nominees listed herein; FOR management’s proposal to approve on an advi- sory basis the compensation of our named executive officers; and FOR the ratification of the appoint- ment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2022. If any other matters are properly presented for ac- tion at the meeting, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judg- ment. Brokers or other nominees who hold Shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. Your broker is not permitted to vote on your behalf on the election of directors or the advisory vote proposal on approval of compensation and other non-routine matters unless you provide specific instructions by completing and returning the proxy card or by follow- ing the instructions provided to you by your broker, trustee or nominee to vote your Shares via telephone or the Internet. We expect that brokers and nominees will determine that they have the discretion to vote the Shares held of record by them in the absence of voting instructions from the beneficial holder only on the ratification of the selection of our independent public accountants. For your vote to be counted, you need to communicate your voting instructions to your broker, trustee or nominee. As a result, it is important to understand that if you hold your Shares through a broker, you must give your broker specific instructions on how to vote your Shares for them to be counted as votes cast on a number of matters being considered at the meeting and to affect the outcome of those votes. You may vote your Shares in one of several ways, depending upon how you own your Shares. If you own shares registered in the name of a bank, broker or other nominee: refer to your proxy card or voting instruction form to see which voting methods are available to you. If you own shares that are registered with our transfer agent in your own name: You may vote on the Internet, by telephone or mail as described on your ballot card or voting instruction form. This year’s annual meeting will be virtual. You may vote during the meeting pursuant to the rules and procedures for participating in and voting during the Annual Meet- ing set forth in our meeting rules of conduct, which shareholders will be able to view prior to or during the meeting at www.virtualshareholdermeeting.com/ SEIC2022 by entering the 16-digit voting control num- ber found on your proxy card or your voting instruction form, and by following the instructions to vote. Any record Shareholder giving a proxy or other voting instruction has the right to revoke it by providing written notice of revocation to our Secretary at any time before the proxy or voting instruction is voted. Please read both this Proxy Statement and our Annual Report before you cast your vote.

We are committed to building deep connections across our Company, the industry, and our communities to effect positive change. Our corporate responsibility is carried out in a number of ways, including a commitment to sustainability, cultivating an environment that fosters a more dynamic workforce, and philanthropic efforts that strengthen our communities. Corporate social responsibility. Spotlight on diversity Last year, our Workforce Development team, working alongside our SEI Diversity & Inclusion affinity group, made a concentrated effort to attract, develop, and retain employees from diverse backgrounds. All of our affinity groups were committed to our focus on increasing employee education, building an inclusive culture, and promoting success for all our stakeholders globally. Highlights include: • The Diversity, Equity, and Inclusion (DEI) team worked to recruit for two new positions on the Workforce Development team: Director of DEI and Leader of DEI Recruiting and Reporting • Participated in 10,000 Black Interns at our London office, where two interns were sponsored, and one has already been successfully hired • Launched our Neurodiversity@work virtual cohort, resulting in three hires • Partnered with the SEI Women’s Network to introduce a development series for women and continued to support Vision 2020’s “Women 100” Putting passion into action Our affinity groups continue to be one of our driving forces of culture. With their partnership, we accom- plished several highlights in 2021. SEI Black Professionals Network Fostering positive change and supporting the advancement of Black professionals • Created a four-part series to celebrate Black History Month, featuring stories about Black Wall Street, slavery and the American economy, the origin of race-based ideas, and family history • Commemorated Juneteenth with a cooking dem- onstration event that highlighted the intersections between the holiday, food, and family • Held a professional development session with Nichelle Maynard-Elliott, Esq., our new independent trustee for SEI’s Advisors’ Inner Circle Fund III, where she shared successes and hurdles that she encountered on her professional journey 6

2022 Proxy Statement 7 SEI Cares Sponsoring and identifying volunteer opportunities and awareness events • Donated $248,000 to 16 partner organizations through the SEI Cares Fund • Granted $360,000 to 17 partner organizations focused on education through participation in the PA Educational Improvement Tax Credit program • Provided disaster relief, resulting in over $42,000 donated to local charities, for three catastrophic events: Communities impacted by Hurricane Ida, the COVID-19 crisis in India, and the building collapse in Surfside, FL SEI Diversity & Inclusion Supporting our efforts to attract, develop, and retain employees from diverse backgrounds • Granted $109,000 to seven strategic partnerships, all nonprofits focused on expanding the impact of global diversity and creating opportunities for youth of color • Created Project Nurture, an initiative that seeks to positively impact the surrounding communities of London by working with local organizations that are committed to addressing factors that contribute to racial inequities • Renamed the organization from SEI Diversity to SEI Diversity & Inclusion to highlight the importance of inclusivity in their work SEI Green Team Providing environmental education focused on creating a sustainable future • Contributed to establishing new printing procedures, cutting the Company’s average paper use by 95% • Hosted annual Earth Week activities, including workshops and webinars about storm water, native plants, and natural lands, many in conjunction with the Perkiomen Watershed Conservancy SEI Salutes Supporting veterans and their families in the transition from military service to civilian life • Honored employee veterans and civilian supporters throughout the year with celebrations for Memorial Day, Veteran’s Day, Military Appreciation Month, and others • Continued fundraising efforts, including raising over $11,000 to support two military-focused orga- nizations, as well as maintaining a 17-year tradition of donating to Toys for Tots • Established partnerships with three organizations, two in the surrounding Philadelphia area and one in the surrounding London area, donating all dollars budgeted for speaking events to them SEI Wellness Team Promoting employees’ physical, financial, and social well-being • Held an onsite flu shot clinic, offering the option of receiving the flu vaccine via drive-thru clinic or walk-up availability for those working on campus • Encouraged employee health and wellness through a series of online tips, 16 online workshops, and five Company-sponsored challenges SEI Women’s Network Seeking to inspire and support the professional growth of women • Developed a women’s development series and executed a pilot program with a 10-person cohort through delivering professional development sessions on executive presence, speaking up, negotiating for women, and owning an individual’s value • Hosted an opportunity series with sessions focused on relationship management, technology, and busi- ness management • Hosted virtual events, including the eighth annual Leadership Summit, which attracted nearly 1,100 registrants globally and included a virtual pop-up shop to support female-owned small businesses in communities where SEI has global offices

Sustainable investing

We continue to seek opportunities to contribute to the development of a more sustainable investment industry. In 2021, we were founding members of the U.S. Investment Consultants Sustainability Working Group and the Institutional Investing Diversity Cooperative.

In pursuit of our investment stewardship efforts, during 2021 we supported engagement efforts with companies held in SEI-managed portfolios on the topics of climate change, sustainable agriculture, modern slavery, the future of work, and board governance.

We also continued to evolve our approach to incorporating ESG into manager research and due diligence. In addition to firm evaluations, we evaluate every investment strategy that is considered for our platform for its approach to sustainable investing and investment stewardship.

Corporate sustainability

We also made progress with our environmental impact. We are supporting wind-powered renewable energy through our purchase of 9207 MW of renewable energy certificates (RECs), matching approximately 50% of the electricity consumed at our headquarters on an annual basis.

We strongly believe that a diverse workforce contributes to our global success. As such, we participated as a founding member of the United Kingdom's 10,000 Black Interns program, which aims to support young Black professionals in the U.K. with paid internships in a wide range of industries, including asset management, in which Black people have been historically underrepresented. We will continue to participate in 2022.

Employee demographics

Job categories	Hispanic or Latino		Non-Hispanic or Latino: Male						Non-Hispanic or Latino: Female						Overall totals
	Male	Female	White	Black or African American	Native Hawaiian or Pacific islander	Asian	American Indian or Alaskan Native	Two or more races	White	Black or African American	Native Hawaiian or Pacific islander	Asian	American Indian or Alaskan Native	Two or more races	
Exec/Sr. Officials & Mgrs	0	0	22	0	0	1	0	0	4	0	0	0	0	0	27
First/Mid Officials & Mgrs	9	5	344	7	0	31	0	0	161	9	0	20	0	1	587
Professionals	43	23	1435	83	1	217	2	22	698	43	0	126	2	5	2700
Technicians	0	0	6	0	0	1	0	0	2	0	0	0	0	0	9
Sales Workers	1	0	120	1	0	6	0	1	30	0	0	1	0	0	160
Administrative Support	1	2	3	0	0	0	0	0	8	0	0	0	0	0	14
Craft Workers	0	0	5	0	0	0	0	0	0	0	0	0	0	0	5
Operatives	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Laborers & Helpers	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Service Workers	1	0	14	0	0	0	0	3	1	0	0	0	0	0	19
Total	**55**	**30**	**1949**	**91**	**1**	**256**	**2**	**26**	**904**	**52**	**0**	**147**	**2**	**6**	**3521**
Previous Report Total	**56**	**26**	**1921**	**78**	**1**	**240**	**2**	**24**	**883**	**51**	**0**	**125**	**3**	**12**	**3422**

* Data provided is from SEI's EEO-1 Report submitted to the U.S. Equal Employment Opportunity Commission for 2021, which provides demographic data for SEI's U.S. employees as of the payroll period from October 11-22, 2021. This data includes information from Novus Partners, Inc., which was acquired by SEI on November 12, 2021.

8

2022 Proxy Statement 9 Voting matters Shareholders will be asked to vote on the following matters at the Annual Meeting. We encourage you to read the entire Proxy Statement before voting. PROPOSAL BOARD RECOMMENDATION PAGE To elect three directors for a term expiring at our 2025 Annual Meeting of Shareholders Our Board unanimously recommends that at our 2022 Annual Meeting, Shareholders vote FOR the election of Mr. Alfred P. West, Jr., Mr. William M. Doran, and Mr. Jonathan A. Brassington to the class of directors whose term expires at our 2025 Annual Meeting of Shareholders. Vote FOR each director nominee Vote FOR To ratify the appointment of KPMG LLP as independent registered public accountants to examine our consolidated financial statements for 2022 The Audit Committee of our Board has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. The Audit Committee and the Board seek to have the Share- holders ratify the appointment of KPMG by the Audit Committee. 10 40 1 Vote FOR To approve on an advisory basis the compensation of our named executive officers Our Board seeks a non-binding advisory vote from our Shareholders to approve the compensation of the named executive officers as disclosed in this Proxy Statement. Our Board and our Compensation Committee value the opinions of our Shareholders. To the extent that there is any significant vote against the compensation of our named executive officers, we will consider our Shareholders’ con- cerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. 382 3 Date and time Wednesday, June 1, 2022 at 9 a.m. ET Location www.virtualshareholdermeeting.com/SEIC2022 Record Date March 25, 2022 Proxy summary Annual Meeting of Shareholders

10 Proposal 1 Election of Directors.

2022 Proxy Statement 11 Required vote and Board recommendation Our Board currently consists of seven members and is divided into three classes comprised of three directors in one class and two directors in each other class. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation, or removal of a director. At our 2022 Annual Meeting, Shareholders will be asked to vote upon the election of three nominees to the class of directors whose term expires at our 2025 Annual Meeting of Shareholders. Shares represented by properly executed proxy cards in the accompanying form will be voted for such nom- inees in the absence of instructions to the contrary. Under our Bylaws, directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a direc- tor nominee must exceed the number of votes cast “against” the nominee. In contested elections, the vote standard would be a plurality of votes cast. Our Bylaws provide that, in an uncontested election, each director nominee who is an incumbent director must submit to the Board before the annual meet- ing a letter of resignation that is conditioned on not receiving a majority of the votes cast at the annual meeting. Should a candidate not receive a majority of the votes cast at the meeting, his or her resignation is tendered to the independent directors of the Board for a determination of whether or not to accept the resignation. The Board’s decision and the basis for the decision would be disclosed within 90 days following the certification of the final vote results. The Board, following the recommendation of the Board’s Nominating and Governance Committee and following the nominating process described under the caption “Corporate Governance-Nominating Process” elsewhere in this Proxy Statement, has nominated Alfred P. West, Jr., William M. Doran, and Jonathan A. Brassington for election at our 2022 Annual Meet- ing. Each of the nominees are incumbent directors, have consented to be named and to serve if elected, and have provided the Board the conditional letter of resignation that is required under our Bylaws. We do not know of anything that would preclude these nominees from serving if elected. If, for any reason, a nominee should become unable or unwilling to stand for election as a director, either the Shares represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as our Board may recommend, or the number of directors to be elected at our 2022 Annual Meeting will be reduced accordingly. Set forth below is certain information concerning Mr. West, Mr. Doran, and Mr. Brassington and each of the four other current directors whose terms continue after our 2022 Annual Meeting. In deter- mining to nominate the nominees for election to the Board, as well in considering the continued service of the other members of our Board, our Board has considered the specific experiences and attributes of each director listed below, and based on their direct personal experience, the insight and collegiality that each of the nominees and continuing directors brings to board deliberations. Our Board unanimously recommends that Shareholders vote FOR the election of Mr. West, Mr. Doran, and Mr. Brassington to the class of directors whose term expires at our 2025 Annual Meeting of Shareholders.

12 Nominees for election at our 2022 Annual Meeting of Shareholders with terms expiring in 2025: Alfred P. West, Jr. Chairman and Chief Executive Officer, SEI / Age: 79 / Director since: 1968 Qualifications Mr. West has been the Chairman of our Board and our Chief Executive Officer since our inception in 1968. Mr. West is our founder. He has provided the strategic vision in the development of our business and solutions since our inception and his familiarity with our customers and employees gives Mr. West insights and experience valuable to his service on the Board. William M. Doran Consultant; Retired Partner Morgan Lewis & Bockius LLP (Law Firm) / Age: 81 / Director since: March 1985 From October 1976 to October 2003, Mr. Doran was a partner in the law firm of Morgan, Lewis & Bockius LLP, Philadelphia, PA, a firm that provides significant legal services to SEI, our subsidiaries and our mutual funds. Mr. Doran is a trustee of SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, SEI Catholic Values Trust, New Covenant Funds, Adviser Managed Trust, The Advisors’ Inner Circle Fund III, Gallery Trust, Schroder Series Trust and Schroder Global Series Trust, each of which is an investment company for which our subsidiaries act as advisor, administrator and/or distribu- tor. Mr. Doran is also a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Investments Global, Limited, and SEI Alpha Strategy Portfolios, L.P. Qualifications Mr. Doran’s legal training and experience, his relationship with the Company as outside legal counsel for many years, and his long-standing involvement with our Company and many of its regulated subsidiaries are valuable to his service on the Board and as Chair of the Legal and Regulatory Oversight Committee.

Jonathan A. Brassington

Executive Vice President & DCX Business Line Leader, Capgemini, Inc. / Age: 47 / Director since: April 2022

Mr. Brassington leads Capgemini's Digital Customer Experience (DCX) business in North America, focusing on DCX transformation for Global 1000 clients. From March 2018 until December 2019, he led Capgemini Invent in North America, the management consulting division of Capgemini, Inc. Prior to Capgemini, Mr. Brassington was the CEO, Partner, and Co-founder of LiquidHub, a digital transformation company focused on re-imagining customer engagement.

Mr. Brassington is a member of the Board of Overseers at the University of Pennsylvania's School of Engineering and Applied Science. He also serves on the Board and Executive Committee of Philadelphia Alliance for Capital and Technology and on the Board of Trustees at Misericordia University.

Qualifications

Mr. Brassington has deep expertise in the use of digital technologies to transform the wealth management sector gained from his experience providing strategic advisory and technology transformation services to many asset and wealth management firms, including five of the seven largest global asset managers. He has also advised venture and private equity firms on new and existing fintech investments, giving him insight into the opportunities and challenges faced by SEI's investment and wealth management business, as well as the Company's clients.

Committee memberships

Name	Term	Audit	Compensation	Nominating and Governance	Legal and Regulatory
Alfred P. West, Jr.	Nominee, expiring 2025				
William M. Doran	Nominee, expiring 2025				Chair
Jonathan A. Brassington (1)	Nominee, expiring 2025	Member (3)	Member (3)	Member (3)	
Sarah W. Blumenstein (1)	Expiring 2023			Member	Member
Kathryn M. McCarthy (1) (2)	Expiring 2023	Member	Member	Member	
Carl A. Guarino (1)	Expiring 2024	Member	Chair	Chair	
Carmen V. Romeo (1)	Expiring 2024	Chair		Member	Member

(1) Independent Director

(2) Lead Independent Director

(3) As of April 19, 2022

2022 Proxy Statement 13

14 Sarah W. Blumenstein Philanthropic Consultant / Age: 75 / Director since: May 2001 From 1996 to 2002, Ms. Blumenstein was a public member of the Liaison Committee on Medical Education, which accredits all medical schools in the United States and Canada. From 1994 to 2003, Ms. Blumenstein served as a court-appointed Special Advocate for the Juvenile Court of Cook County. From 2000 to 2006, Ms. Blumenstein was a member of the board of directors, Fiscal Affairs Committee, and Investment Plan Subcommittee of Lake Forest Hospital. She also served on the board of Children’s Memorial Institute for Education and Research and on the Women’s Boards of Children’s Memorial Medical Center and Lake Forest College for 15 years. Qualifications Ms. Blumenstein’s involvement with these non-profit entities and with healthcare providers provides her with insights into clients of our Institutional Investors business which is relevant to her service on the Board. Kathryn M. McCarthy Independent Consultant and Financial Advisor / Age: 73 / Director since: October 1998 Ms. McCarthy is an independent consultant and financial advisor to global families and family offices. She is a director and a member of the Audit Committee of the Rockefeller Trust Company, NA. She serves on several family office boards as well as investment committees and private trust company boards. From February 2000 to May 2003, Ms. McCarthy was a Managing Director at Rockefeller & Co., Inc. Ms. McCarthy was the President of Marujupu, LLC (a New York-based family office) from November 1996 to June 1999 and subsequently an advisor to Marujupu, LLC on investment and wealth transfer matters. From June 1992 to October 1996, Ms. McCarthy was a Senior Financial Counselor and portfolio manager with Rockefeller & Co., Inc., a family office and investment manager. Qualifications Ms. McCarthy’s experience as a consultant and financial advisor to investors, family offices and her wealth management experience has given her insight into the various issues faced by the investment and wealth management business of SEI and its clients. Ms. McCarthy serves as Lead Independent Director of the Board. Directors continuing in office with terms expiring in 2023:

2022 Proxy Statement 15 Directors continuing in office with terms expiring in 2024: Carl A. Guarino Chief Executive Officer of WizeHive, Inc / Age: 64 / Director since: 2014 Mr. Guarino is currently CEO of WizeHive, Inc., a SaaS company that provides a platform for managing grants, scholarships, fellowships and other application-based processes. Mr. Guarino was Chief Executive Officer of Procurian Inc. (a provider of procurement outsourcing services to Fortune 1000 firms) from August 2006 until January 2014, shortly after the acquisition of Pro- curian by a subsidiary of Accenture PLC. Prior to March 2006, Mr. Guarino was Executive Vice President, Investment Advisors, of the Company. Qualifications Mr. Guarino has great familiarity with the Company and its market units, particularly the investment advisor segment, and his experience and knowledge of the information technology industry provide the Board with a valuable perspective on the Company’s business activities. Carmen V. Romeo Private Investor / Age: 78 / Director since: June 1979 From December 1985 to December 2004, Mr. Romeo served as an Executive Vice President of the Company. Mr. Romeo was our Treasurer and Chief Financial Officer from June 1979 until September 1996. Mr. Romeo officially retired from the Company effective December 31, 2004. Mr. Romeo was a certified public accountant with Arthur Andersen & Co. prior to 1979. Qualifications In addition to his familiarity with public company accounting and financial management issues, Mr. Romeo has great familiarity with the Company, and particular knowledge of the Company’s business and related technology and asset management solutions, from his previous role with the Company as the person having managerial responsibility for the Company’s Investment Advisors business.

16 Corporate governance. Governance principles and structures The governance principles of our Board include our Board Nomination and Shareholder Communication Policy, as well as the charters of our Audit Com- mittee, Compensation Committee, Nominating and Governance Committee, Legal and Regulatory Oversight Committee, and our Lead Independent Director. Other documents which implement our governance principles include our Code of Conduct, our Complaint and Non-Retaliation Policy, and our Code of Ethics for Senior Financial Officers. Each of these documents and various other documents embodying our governance principles, including our Code of Conduct, are published in the Governance section of our website at seic.com. Amendments and waivers of our Code of Ethics for our Senior Fi- nancial Officers will either be posted on our website or filed with the Securities and Exchange Commis- sion on Form 8-K. Our Board has determined that each of Mss. Blu- menstein and McCarthy and Messrs. Brassington, Guarino, and Romeo is an “independent director” as such term is defined in Rule 5605(a)(2) promul- gated by The NASDAQ Stock Market, Inc. In this Proxy Statement, these five directors are referred to individually as an “independent director” and col- lectively as the “independent directors.” Mr. West, our founder and Chief Executive Officer throughout our history, is also the Chairman of our Board. The Board has concluded, in light of present circumstances and the roles of our various Board committees and the Lead Independent Director, that this arrangement best suits our needs because of Mr. West’s role as founder, strategic visionary, and a significant shareholder. In order to ensure that the considerations of non- management directors are addressed at the Board, the Board has appointed Ms. McCarthy as the Lead Independent Director with the responsibilities and authority set out in the Lead Independent Director Charter. As the Lead Independent Director, Ms. Mc- Carthy is responsible for chairing the executive ses- sions of the Board. Our independent directors meet in regularly scheduled executive sessions without management present. Board and committee meetings Our Board held 25 meetings in 2021. During the year, each director attended more than 75 percent of the meetings of our Board and of the committees on which he or she served. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of shareholders, we encourage, but do not mandate, board member attendance at our annual meetings of shareholders, particularly with respect to board members who are up for election at that annual meeting. All of our di- rectors who were members of the Board at that time attended our 2021 Annual Meeting of Shareholders. The standing committees of our Board are the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Legal and Regulatory Oversight Committee. Our Audit Committee held eight meetings in 2021. The principal functions of the Audit Committee, which operates pursuant to a formal written charter, are to assist our Board in its oversight of the quality and integrity of our financial reporting process, and to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of our independent auditors. The current members of the Audit Committee are Messrs. Romeo, Guarino and Brassington and Ms. McCarthy, each of whom is an independent director. Our Board has determined that Mr. Romeo is an “audit committee financial expert”

as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission. A current copy of the charter of the Audit Committee may be viewed on our website at seic.com under "Investor Relations > Corporate Governance."

Our Compensation Committee held four meetings in 2021. The principal function of the Compensation Committee is to administer our compensation programs, including certain stock plans and bonus and incentive plans, as well as the salaries of senior corporate officers and employment agreements between us and our senior corporate officers. The Compensation Committee members are Messrs. Guarino and Brassington and Ms. McCarthy, each of whom is an independent director. A current copy of the charter of the Compensation Committee may be viewed on our website at seic.com under "Investor Relations > Corporate Governance." The Compensation Committee establishes director and executive officer compensation in accordance with the authority granted by its charter and the Board-approved compensation plans the Compensation Committee administers. The Compensation Committee may delegate its responsibilities under limited circumstances to a subcommittee composed only of a subset of Compensation Committee members. Also, under the terms of the Board- and shareholder-approved equity compensation plans, the Compensation Committee is authorized to provide our CEO with limited authority to make stock-based awards to non-executive employees in connection with recruitment, retention, performance recognition or promotion; however, the Compensation Committee has not authorized our CEO to make any equity grants to our executive officers.

Our Nominating and Governance Committee held one meeting in 2021 to consider the nominees to the Board for election at the 2022 Annual Meeting. The principal function of the Nominating and Governance Committee is to consider nominees for election to the Board from time to time, including recommendations submitted by our shareholders. The members of the Nominating and Governance Committee are Mss. Blumenstein and McCarthy and Messrs. Guarino, Romeo and Brassington, constituting all of our independent directors.

Our Legal and Regulatory Oversight Committee held four meetings in 2021. The principal function of the Legal and Regulatory Oversight Committee is to oversee our compliance with rules and regulations of the various regulatory bodies having jurisdiction over our business and operations and those of our subsidiaries. The members of the Legal and Regulatory Oversight Committee are Messrs. Doran and Romeo and Ms. Blumenstein. A current copy of the charter of the Legal and Regulatory Oversight Committee may be viewed on our website at seic.com under "Investor Relations > Corporate Governance."

Nominating process

During 2015, the Board formed a Nominating and Governance Committee consisting solely of our independent directors and adopted a charter for the Nominating and Governance Committee. Among the responsibilities of the Nominating and Governance Committee is the management and administration of our Board Nomination and Shareholder Communication Policy.

Board candidates are considered by the Nominating and Governance Committee based on various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our shareholders, and personal integrity and judgment. Directors are also considered based on their diverse backgrounds and on contributions that they can make to us, as well as their ability to fill a current board need. In addition, directors must have time available to devote to activities of our Board and to enhance their knowledge of our industry. The Board prefers a mix of background and experience among its members, and it uses its judgment to identify nominees whose backgrounds, attributes and experiences, which taken as a whole, will contribute to insightful and robust, yet collegial, Board deliberation. Accordingly, while there is no exact formula, we seek to attract and retain highly qualified directors with relevant experience who have sufficient time to attend to their substantial duties and responsibilities to us.

Our Nominating and Governance Committee considers recommendations for nominations from a wide variety of sources, including members of our Board, business contacts, our legal counsel, community leaders, and members of our management. Our Nominating and Governance Committee will also consider shareholder recommendations for director nominees that are received in a timely manner. Subject to compliance with statutory or regulatory requirements, our Nominating and Governance Committee does not expect that candidates recommended by shareholders will be evaluated in a different manner than other candidates. All such recommendations for election of directors at the 2023 annual meeting should be

2022 Proxy Statement **17**

18 submitted in writing to our Secretary at our principal offices (1 Freedom Valley Drive, Oaks PA 19456-1100) no later than December 28, 2022. The Nominating and Governance Committee Charter and the Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.” Shareholder communications to our Board Shareholders may send communications to our Board in writing, addressed to the full Board, individual directors, or a specific committee of our Board, in care of our Secretary, to our principal offices (1 Free- dom Valley Drive, Oaks, PA 19456-1100). Our Board relies on our Secretary to forward written questions or comments to the full Board, named directors, or specific committees of our Board, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual internally. The Board’s current policy with respect to Board Nominees and Shareholder Communications may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.” Risk oversight by the Board It is management’s responsibility to assess and manage the various risks we face. It is the Board’s responsibil- ity to oversee management in this effort. The Board has delegated aspects of their risk management over- sight responsibility to three committees of the Board. The Audit Committee generally oversees risk policies related to our financial statements and reporting. The Legal and Regulatory Oversight Committee generally oversees risk policies related to our compliance with legal and regulatory obligations. The Compensation Committee generally oversees risk policies related to our compensation arrangements. The Board directly considers risk matters related to our strategic, opera- tional, and corporate governance matters, as well as risk that could adversely affect our reputation. We adopted an Enterprise Risk Management Policy and Program based upon the COSO Enterprise Risk Management Framework. Throughout the year, this program is administered by our Enterprise Risk Man- agement team. During the year, senior management members from across our organization convene in our Operations Risk Committee on at least a quarterly basis to discuss various aspects of our operations that create risk for us and mitigation strategies for these risks. At the end of each year, our Chief Financial Of- ficer and our General Counsel work with our Direc- tor of Enterprise Risk Management, internal audit department, compliance department, risk officers of our operations, technology and investment manage- ment units, risk management officers of our regulated subsidiaries, and members of our various solutions development teams to collect, review and prioritize business risks and mitigation measures and responsi- bilities. The different identifiers of risk include a risk assessment prepared by our enterprise risk team; risk assessments prepared by our internal audit team for purposes of developing our internal audit plan; risk assessments prepared by compliance officers for the purpose of identifying compliance policy contents and testing procedures; and risk assessments prepared by the operations, technology and investment manage- ment units for the purpose of creating and refining their internal procedures and controls. This group also considers the results of regulatory examinations of our regulated subsidiaries, as well as issues generally affecting our competitors and the industries of which we are a part. Summaries of these key business risks are then reviewed with our Operations Risk Com- mittee, consisting of the heads of each of our market units and supporting organizations. In January of each year, the key business risk summary is considered by a joint meeting of the Audit Commit- tee and the Legal and Regulatory Oversight Commit- tee of our Board. During the year, our Chief Financial Officer and our General Counsel have responsibility for escalating as appropriate risk events and updates to the Audit Committee and the Legal and Regulatory Oversight Committee, respectively. Other governance principles The Board has also adopted a number of other policies that directly affect governance and risk management. These include our Compensation Recoupment Policy and our Stock Ownership Policy, both of which are de- scribed below under the caption “Compensation Discus- sion and Analysis.” In addition, our Insider Trading Policy provides that directors, executive officers, and other employees subject to our insider trading compliance program are not permitted to enter into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning our securities.

2022 Proxy Statement 19 Ownership of shares. The following table contains information as of March 25, 2022 (except as noted) relating to the beneficial ownership of Shares by our Chief Executive Officer and Chief Financial Officer, by each of our three other most highly compensated executive officers, by each of the members of our Board (including nominees), by all mem- bers of our Board (including nominees) and executive officers in the aggregate, and by the holders of five percent or more of the total Shares outstanding. As of March 25, 2022 there were 137,324,629 Shares outstanding. Information as to the number of Shares owned and the nature of ownership has been provided by these persons and is not within our direct knowledge. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the Shares listed. Name of Individual or Identity of Group Number of Shares Owned (1) Percentage of Class (2) Alfred P. West, Jr. (3) 19,808,333 14.4 William M. Doran (4) 9,770,877 7.1 Carmen V. Romeo (5) 2,963,945 2.2 Kathryn M. McCarthy 146,200 * Sarah W. Blumenstein 45,681 * Carl A. Guarino (6) 77,071 * Jonathan A. Brassington — * Dennis J. McGonigle 757,250 * Wayne M. Withrow 213,674 * Philip N. McCabe 169,378 * Ryan P. Hicke 188,192 * All executive officers and directors as a group (17 persons) (7) 35,349,887 25.4 BlackRock, Inc. (8) 11,385,537 8.2 The Vanguard Group (9) 12,065,855 8.6 Loomis Sayles & Co., L.P. (10) 13,161,979 9.4 * Less than one percent.

20 (1) Includes, with respect to Messrs. West, Doran, Romeo, and Guarino, Ms. McCarthy and Ms. Blumenstein and Messrs. McGonigle, Hicke, McCabe and Withrow 227,500, 65,000, 35,000, 55,000, 65,000, 40,000, 181,500, 174,000, 150,000 and 172,500 Shares, respectively, that may be acquired upon exercise of stock options that are exercisable within 60 days of March 25, 2022. (2) Applicable percentage of ownership is based on Shares outstanding on March 25, 2022. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally means voting or investment power with respect to securities. Shares issuable upon the exercise of stock options that are exercisable currently or within 60 days of March 25, 2022 are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of comput- ing the percentage ownership of any other person. Except for Shares that are held jointly with a person’s spouse or are subject to applicable community property laws, or as indicated in the footnotes to this table, each Shareholder identified in the table possesses sole voting and investment power with respect to all Shares shown as beneficially owned by such Shareholder. (3) Includes 330,000 Shares held in a trust for the benefit of Mr. Doran’s children, of which trust Mr. West is a trustee. Mr. West disclaims beneficial ownership of the Shares held in this trust. Also includes 361,067 Shares held by the West Family Foundation, of which Mr. West is a director and officer, and 119,213 Shares held by the Alfred P. West, Sr. Residual Trust, for which Mr. West is a trustee. Mr. West’s address is c/o SEI Investments Company, Oaks, PA 19456-1100. Mr. West has pledged as security to third parties 3,181,080 Shares, subject to adjustment. Excludes 2,718,089 Shares held by Mr. West’s wife and 10,349,314 Shares held in trusts for the benefit of Mr. West’s children (the “Children’s Trusts”), of which trusts Mr. West’s wife is a trustee or co-trustee. Certain of the Children’s Trusts have pledged as security to third parties 1,205,000 Shares, subject to adjustment. (4) Includes an aggregate of 8,848,816 Shares held in trusts for the benefit of Mr. West’s children, of which trusts Mr. Doran is a co-trustee and, accordingly, shares voting and investment power. Mr. Doran disclaims beneficial ownership of the Shares held in each of these trusts. Also includes 53,400 Shares held by Mr. Doran’s wife, 43,768 Shares held in the William M. Doran 2002 Grantor Retained Annuity Trust of which Mrs. Doran is the Trustee, and 59,353 Shares held in the William M. Doran 2004 Grantor Retained Annuity Trust. Also includes 34,575 Shares held by the Doran Family Foundation, of which Mr. Doran is a director and, accordingly, shares voting and investment power. Of these Shares, Mr. Doran has pledged as security to third parties 513,004 Shares, subject to adjustment. See also note 3 with respect to the pledge of Shares by Mr. West’s Children’s Trusts. (5) Includes 1,065,680, Shares held by the Carmen V. Romeo 2012 Children’s Trust, 242 Shares held by Mr. Romeo’s wife and 1,059,488 Shares held in the Carmen V. Romeo 2019 GST Exempt Children’s Trust. (6) Includes 18,981 Shares held by a foundation and a family trust with respect to which Mr. Guarino shares voting or invest- ment power. (7) Includes 2,025,250 Shares that may be acquired upon the exercise of stock options exercisable within 60 days of March 25, 2022. When a Share is reportable as beneficially owned by more than one person in the group, the ownership of the Share is only included once in the Number of Shares Owned column. (8) Based solely on an amendment to Schedule 13G dated February 7, 2022 by BlackRock, Inc., which has sole dispositive power over the number of Shares indicated and sole voting power over 10,593,627 of the Shares indicated. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055. (9) Based solely on an amendment to Schedule 13G dated February 10, 2022 by The Vanguard Group, which has shared dispositive power over 224,221 of the Shares indicated and sole dispositive power over 11,841,634 of the Shares indicated. Vanguard has shared voting power over 95,063 of the Shares indicated. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. (10) Based solely on an amendment to Schedule 13G dated February 14, 2022 by Loomis Sayles & Co., L.P., which has sole dispositive power over the number of Shares indicated and sole voting power over 10,544,450 of the Shares indicated. The address of Loomis Sayles & Co., L.P., is One Financial Center, Boston, MA 02111.

2022 Proxy Statement 21 Compensation discussion and  analysis. The following compensation discussion and analysis contains state- ments regarding future individual and Company performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. Overview Our compensation philosophy (which is intended to apply to all members of management, including our Chairman and CEO), as implemented by the Compen- sation Committee of our Board (the “Committee”), is to provide a compensation program that provides competitive levels of compensation and that empha- sizes incentive compensation plans and equity plans that are designed to align management incentives and behavior with attaining our annual goals and longer-term objectives. We believe that this approach enables us to attract, retain and reward highly quali- fied personnel and help us achieve our tactical and strategic goals. The Committee seeks to develop a compensation program that, overall, is at levels that the Committee believes are competitive with compen- sation paid to employees with comparable qualifica- tions, experience and responsibilities at companies of comparable size engaged in the same or similar busi- nesses as us and in similar locations. The Committee does not explicitly pay any position at a specific level or mix with reference to any particular group. The compensation program for almost all of our non- sales full-time employees (in addition to benefits af- forded to all employees, such as health care insurance and stock purchase and defined contribution plans) consists of: • base salary; and • incentive compensation awards pursuant to a cor- porate incentive compensation plan. Equity compensation for selected, higher-level em- ployees is provided by annual grants of stock options. The Committee has sought to keep base salaries at a relatively modest portion of total compensation for higher compensated employees, so that the overall compensation program is more heavily weighted toward incentive compensation in the form of annual cash bonuses and sales commissions, and for selected high-performing employees, stock option grants that have performance vesting requirements based on attainment of pre-tax earnings per share (“EPS”) targets as well as minimum time vesting periods. The Committee has sought to include a number of features

22 in the compensation program that are designed to align the interests of management with the interests of shareholders. These features include: • orientating the compensation program elements toward incentive compensation and option awards; • the focus of incentive compensation awards on EPS targets; • the use of EPS targets as vesting requirements for stock option grants; • our Stock Ownership Policy (requiring minimum threshold shareholdings by our executives); • our Compensation Recoupment Policy (which provides for claw-back of incentive compensation in certain instances); and • our Insider Trading Policy (which prohibits short sales, transactions in derivatives of our stock and hedging transactions). Consistent with our pay for performance philosophy, during 2021 approximately 67% of our CEO’s pay and 68% of the compensation of our other named executive officers was paid in the form of variable performance-based compensation, such as incentive compensation or stock options with EPS-based vesting thresholds (see “Summary Compensation Table”). Since 2012, the Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy” or “Con- sultant”) as its executive compensation consultant when structuring compensation plans or engaging in comparative compensation analyses. During 2021, the Committee engaged the Consultant to continue the work the Consultant had undertaken in 2020 to advise the Committee on the overall design of our compensation programs, as well as the elements of the programs. In particular, in March 2021, our current Chairman, Mr. West, determined that after leading SEI since its founding in 1968, it was in the Company’s best interests for him to begin to shift his focus to serving as Executive Chairman of the Board and longer-term strategic planning for the Company and to transition responsibility for the day-to-day operations of the Company to a new Chief Executive Officer, or CEO, once identified and named. The Board fully supported Mr. West’s decision and commenced a confidential search for a successor to Mr. West. In connection with the Board’s search for a successor to Mr. West, the Committee engaged the Consultant to advise on the elements of a compensation package that would be appropriate for an incoming CEO and to support the Company’s negotiation of compensa- tion with the eventual CEO candidate. In addition, the Committee sought the advice of the Consultant with respect to additional benchmarking of the elements of the Company’s current compensation programs against those of other industry participants in light of the industry-wide compensation increases and pres- sures being widely reported in the financial services and fintech industries. This benchmarking applied to the compensation programs and practices applicable to all employees, as well as those applicable to our ex- ecutive officers. In addition, the Committee continued its annual engagement activities with the Consul- tant during 2021 and retained the Consultant on an advisory capacity with respect to industry trends. (See “Compensation Consultant” below.) At our 2021 Annual Shareholders’ Meeting, our shareholders expressed strong support for the com- pensation of our named executive officers disclosed in our 2021 Proxy Statement, with 96.8% of the votes cast voting in favor of the “Say-on-Pay” proposal. When setting compensation, and in determining our compensation policies and practices, the Committee took into account the results of the 2021 “Say-on-Pay” advisory resolution to approve such executive com- pensation as demonstrating support of our compensa- tion programs. The Committee has also reviewed our compensation policies as generally applicable to all of our employees and believes that our policies, taking into account the mitigation policies and arrangements in place, do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reason- ably likely to have a material adverse effect on us. Base salary and incentive compensation targets The Committee seeks to recommend base salaries for management employees at levels that it believes are sufficiently competitive with salaries paid to manage- ment with comparable qualifications, experience and responsibilities at companies of comparable size, operational complexity and businesses to us. At its December 2021 meeting, both the Committee and the Board decided that it would be premature to make any significant changes to the compensation of our executive officers in light of the ongoing search for a successor to Mr. West. Consequently, each of the Committee and the Board determined to defer any significant changes in the base compensation and in- centive compensation targets of our executive officers until Mr. West’s successor had been selected and had the opportunity to review the structure of executive management and the individual contributions of our

2022 Proxy Statement 23 executive officers in the past and as anticipated in the future. Consequently, the Committee and the Board determined to revisit the 2022 base compensation and incentive compensation targets of our executive officers later in the 2022 fiscal year after discussions with Mr. West’s successor and with the benefit of the work product from the Consultant as to recommenda- tions for any potential changes to the compensation benchmarks in light of widely reported compensa- tion increases in the financial services and fintech industries. Incentive compensation Incentive compensation consists of two components: annual bonuses and sales commissions. Sales com- missions are based on sales events and are measured on the basis of asset accumulation, asset retention, or anticipated revenue from contracted sales, generally taking into account related factors, such as expected profit margins. Executive officers participate only in the annual bonus program and do not participate in sales commission plans. Annual bonuses are determined through a process overseen by the Board and the Committee. Each indi- vidual who participates in the plan is assigned a target compensation award which may change from year to year, but generally is the same as that individual’s prior year target amount. In the case of executive officers, the target amount is generally between 133% and 147% of the officer’s base salary, reflecting the determination of the Committee to emphasize performance-based incentive compensation over fixed compensation. Historically, the non-equity incentive compensation awards that may be paid out in any particular year are determined by the Committee by: • determining the aggregate amount of all individual target compensation awards for that year as input into establishing an overall incentive pool that may be paid out if an EPS target is achieved; • early in the year in question, identifying a target earnings per share range for the year that may be considered in determining what percentage of that overall pool will be paid in the particular year; • near the end of the particular year, based on the EPS performance, establishing the overall maximum incentive pool for that year; • apportioning the resulting overall actual incentive pool among the market and business units based on the Committee’s subjective assessment of the degree to which each unit contributed to our overall success and the market unit’s individual strategic and tactical goals for that year; and • then approving management-proposed individual bonuses to employees within those units based on the amount available to the particular unit and the Committee’s consideration of management’s assessment of each individual’s contribution to the achievements of those units, as well as each individual’s personal achievements. This assessment is performed for two different pools: • all executive officers as a group; and • all employees other than executive officers, as a group. When the Committee evaluates market or business units and executive officers for the purpose of making compensation decisions, it meets with our CEO and reviews a number of factors including: • our CEO’s evaluation of the units and the individual executive officers; • the financial and business goals and objectives es- tablished at the beginning of each year to provide a basis for assessment of performance for these units and their executive officers; • financial results of the units, including, as appli- cable, performance against the prior year’s financial performance and other non-financial goals that are considered within the overall business environment; • achievement of strategic and operating results; and • in the case of the individual executive officers: • their success in their management responsibilities generally; • achievement of strategic and tactical goals of their particular market unit; and • their support of, and contribution to, overall corpo- rate success. When the Committee makes decisions regarding equity or non-equity incentive compensation, it exercises independent business judgment. There is no specific formula the Committee applies when con- sidering the factors that the Committee believes are important to the assessment of any of our market or business units’ performance or that of any individual executive officer or our CEO, nor does the Committee attach any specific weighting or priority to the factors it considers. Consequently, there is no direct correla- tion between any particular performance measure and the resulting equity or non-equity incentive compensation awards. The Committee believes that compensation decisions should not be formulaic, rigid or focused on the short-term.

24 Option grants Stock option grants are viewed by the Committee as an important means of aligning the interests of management and employees with the interests of shareholders. All of our outstanding stock options have performance-based vesting provisions: the stock options vest at a rate of 50 percent when a specified earnings-per-share target is achieved, and the remain- ing 50 percent when a second, higher specified earn- ings-per-share target is achieved. Prior to 2017, there was no minimum time-based factor in the vesting of our stock options. Beginning in 2017, the Committee changed the vesting thresholds from an earnings per share target to a pre-tax earnings per share target, and it also implemented minimum time periods for vesting (see “2021 Committee Actions and Awards,” below). Option awards are generally determined by the Committee in December of each year. Our CEO reviews with the Committee the option grants for each executive officer, other than himself, as well as the option grants for the other employees. The Com- mittee then deliberates and establishes the specific option grants and finally submits these option grant amounts to the entire Board for ratification. 2021 Committee actions and awards Industry benchmarking During 2021, the Committee engaged the Consultant to continue the work that the Consultant undertook in 2020 to review a cohort of those companies with which we compete for talent or that the Committee and the Board, as advised by the Consultant, deter- mined would otherwise be useful for benchmarking purposes in order to evaluate: • the reasonable parameters and elements of a compensation package for an incoming CEO that would enable the Company to secure a talented and highly-qualified successor to Mr. West; • the relative amounts of base compensation and incentive compensation of our executive officers other than the CEO; • the elements of our employee and executive officer compensation packages throughout the Company; and • compensation policies and practices in place in our industry in light of the widely reported salary escalations in the financial services and fintech industries. After receiving the input of the Consultant, the Committee determined that the cohort of industry competitors used by the Consultant in 2020 for its benchmarking exercises would provide the Committee with a meaningful, if imperfect, market reference for executive pay levels and design of incentive practices at firms of comparable size or with reasonably compa- rable business and economic models. Consequently, the Company’s “peer group” for the Committee’s 2021 exercise remained the same as the identified 2020 “peer group,” which was: • Affiliated Managers Group • Black Knight • Broadridge Financial Solutions • Eaton Vance • Envestnet • FIS Global • Fiserv • Franklin Resources • Jack Henry & Associates • LPL Financial Holdings • MSCI • SS&C • T. Rowe Price Group • Virtu Although the Committee and the Board used the 2020 “peer group” for purposes of evaluating CEO compensation packages, the Committee and the Board determined that no significant changes would be made to the compensation of our executive officers during 2022 due to the ongoing search for Mr. West’s successor and that any changes to the compensation of our executive officers would occur, if at all, some- time after Mr. West’s successor had been appointed. Thus, the Committee did not reference the 2020 “peer group” in connection with setting the 2022 compensa- tion of our executive officers. During its December 2020 deliberations of com- pensation and the results of the Consultant’s 2020 benchmarking exercise, the Committee and the Board determined that it would be in the best interests of the Company to increase the size of the 2020 option grants given to employees and executive officers relative to the size of those option awards granted in 2019. During its December 2021 deliberations of compensation and after considering the input of the Consultant, the Committee and the Board determined that it would be in the best interests of the Company to decrease the size of the 2021 option grants given

2022 Proxy Statement 25 to employees and certain executive officers relative to the size of those option awards granted in 2020, while still keeping the aggregate grant amount above that of 2019. For reference purposes, the total number of stock options granted to employees in 2021 was ap- proximately 3.3 million to 578 employees, as compared to approximately 4.5 million in 2020 to 543 employees and approximately 2.4 million in 2019 to 491 employees. Award of 2021 incentive compensation For 2021, the Board and the Committee chose to fix the maximum aggregate amount for the non-equity incentive compensation award pool (the “Maximum Bonus Pool”) as 120% of total target non-equity incen- tive compensation. For all executive officers eligible for incentive compensation as of December 2021, the Committee determined, based on its discussion of our performance and that of our business units, markets and individuals, as well as the revenue and sales results of our business units, that the amount to be awarded should be less than the Maximum Bonus Pool but higher than the aggregate target amount of our executive officers, with amounts of non-equity incentive compensation awards above target level to those executive officers who the Committee felt had achieved superior performance during the year. In the aggregate, the non-equity incentive compensation awards made to all executive officers by the Commit- tee were approximately 111% of their aggregate target amount and 92% of the Maximum Bonus Pool. The ag- gregate amount of non-equity incentive compensation awarded to our executive officers was approximately 98% of the aggregate non-equity incentive compensa- tion awards made to our executive officers in 2020. In December 2021, the Committee received our CEO’s views on the 2021 performance of the senior executives (other than himself) and their market or business units, as well as his recommendations for non-equity incen- tive compensation awards and stock option grants for the senior executives and their units. The Committee considered and discussed, among other things: • the recommendations of the CEO; • the Company’s incentive compensation philosophy as described in the Proxy Statement for the 2021 Annual Meeting of Shareholders; • the impact of COVID-19 on the market and the Company’s business and operations; • the input from the Consultant on general industry trends in incentive compensation for fintech com- panies and asset management companies; • the projected annual gross sales events and revenue of the Company’s business units; • the $3.81 diluted earnings per share of the Company; • the growth initiatives launched during the year; • the degree to which the executive officers had managed the challenges of remote working and the issues related to the COVID-19 pandemic; • the overall performance of our asset management business in the face of the difficult market condi- tions for active money management; • our long-term strategic objectives for our executive officers and their respective business units; • the desire of the Committee to align incentive compensation awards to long-term shareholder value creation; • our annual revenue growth of 14% from that which was achieved in 2020; • the approximately $519.4 million returned to our shareholders via dividends and stock repurchases; • our overall long-term strategic goals; • each executive officer’s market or business unit’s: • performance against its sales goals; • contributions to corporate earnings; • revenues and profit margins; and • success in meeting various strategic and tactical goals of the unit; and • the individual performance and achievements of each of the executive officers. The Committee also independently reviewed the performance of the CEO with primary consideration to our overall performance, as well as his individual performance on strategic and non-financial achieve- ments and discussed and approved his annual non- equity incentive compensation award. With respect to our named executive officers in the Summary Compensation Table, the annual non-equity incentive compensation award targets for 2021 were $1,100,000 for Mr. West and $800,000 for each of Messrs. McGonigle, McCabe, Withrow and Hicke. The awards to Messrs. West, McGonigle, McCabe, With- row, and Hicke were 110%, 110%, 120%, 120% and 110% of their respective target amounts, respectively. In the case of Mr. West’s incentive compensation awards, the Committee noted Mr. West’s work: • establishing our core values and culture; • defining growth initiatives; • pursuing our strategy; • setting development and innovation activities; and • preparing for the transition of certain aspects of his duties to a new CEO.

The Committee considered Mr. McGonigle's contributions to our culture, his leadership role in our return-to-office planning, and his work overseeing our finances, including managing SWP development expenses and the operations and workforce expenses. Finally, the Committee considered the number of critical functions reporting to Mr. McGonigle, including our Finance, Accounting, Workforce Development, Enterprise Risk, Benefits, Marketing, Corporate Venture Capital and Internal Audit functions, as well as Mr. McGonigle's leadership of our Private Wealth Management business.

The Committee noted that our Investment Managers segment, headed by Mr. McCabe, achieved a record 19% growth in annual revenues and a record 29% growth in annual operating profit, as compared to 2020. The Committee also noted Mr. McCabe's leadership qualities and contributions to the opening of our new Luxembourg office and operations in 2021.

Mr. Withrow heads our Investment Advisors segment. In determining Mr. Withrow's 2021 incentive compensation, the Committee considered the improved financial results and sales events achieved by the Investment Advisors segment after the repositioning and changed strategies of the Investor Advisors segment. The factors contributing to the successes of the Investment Advisors segment that the Committee weighed included a 21% year-over-year growth in the average asset balances of Total Platform Assets, the execution of a new digital marketing strategy and the successful acquisition of critical front office technology through an M&A process.

In the case of Mr. Hicke's incentive compensation awards, the Committee considered Mr. Hicke's:

- critically important role as our Chief Information Officer, his overall responsibility for our information technology strategy and execution, as well as our U.S. investment operations;
- championing of SEI's cultural, people, and talent initiatives as a senior sponsor on key issues, including playing a leadership role in our programs to mentor the next generation of SEI leadership and working with the SEI Women's Network and SEI Diversity & Inclusion;
- leadership of the SEI Sphere business, our new initiative in cyber and data protection services;
- mobilization of SEI's global workforce leading all technology efforts to work remotely and ensure employee safety through the COVID-19 pandemic;
- membership on the SEI Operational Risk Committee (ORC), driving strong risk discipline across all business activities with a focus on addressing issues and enhancing controls in key areas;
- collaboration with Mr. Withrow on the repositioning of the Investment Advisors segment; and
- work with Mr. West and other senior executives on the Company's corporate development initiatives, including the framing our corporate and M&A strategies and participation in SEI Ventures, our corporate venture capital program.

2021 option awards

At the December 2021 meeting, the Committee considered the annual grant of options to each of our named executive officers. The Committee reaffirmed their belief that option grants with performance-based vesting targets were a very effective way to align the interests of the executives with the interests of shareholders. In addition to the factors enumerated above in "Award of 2021 Incentive Compensation" the Committee considered the options currently held by the executive officers, and their remaining terms and exercise prices, the value of which the benchmarking exercise, described in "Industry Benchmarking" above, had determined to be somewhat under the value of equity held by similarly situated executives at the comparison group of companies. The Committee also considered the number of options granted generally to key employees (including executive officers) as a percentage of the outstanding Shares and compared to the number of options granted in prior years. The Committee also considered the relative size of the 2020 option grants as compared to those granted in 2019. After reviewing all such information, the Committee and the Board decided to issue options to our executive officers, as a group, in lesser relative amounts than those that had been awarded in 2020 but in certain instances, still greater in relative amounts than those granted in 2019.

In December 2021, the Committee awarded Mr. West a grant of 25,000 options (compared to the 75,000 options granted in December 2020 and 20,000 options granted in December 2019); Mr. McGonigle a grant of 25,000 options (compared to the 75,000 options granted in December 2020 and 30,000 options granted in December 2019); Mr. McCabe a grant of 25,000 options (compared to the 75,000 options granted in December 2020 and 40,000 options granted in December 2019); Mr. Withrow a grant of 40,000 options (compared to the 75,000 options granted in December 2020 and 20,000 options granted in December 2019); and Mr. Hicke a grant of 25,000 options (compared to the 75,000 options granted in December 2020 and 40,000 options granted in December 2019). The number of options granted at the December 2021

26

2022 Proxy Statement 27 meeting to our named executive officers was approxi- mately 37% of the number granted to such officers in December 2020. In 2021, the Committee approved the grant of ap- proximately 3.3 million options to 578 of our employees compared to the approximately 4.5 million options granted during 2020 to 543 employees. During 2021, we repurchased in open market or private transac- tions 6.75 million Shares under our stock repurchase program at a total cost of approximately $411.5 million, compared to 8.0 million Shares in 2020 at a total cost of approximately $424.7 million. These share repur- chase activities substantially offset the dilution which can result from grants and exercises under our equity compensation programs. 2022 compensation adjustments At its December 2021 meeting, the Committee also considered adjustments to the base compensation and incentive compensation targets of each of our executive officers. In light of the on-going search for a successor to Mr. West, the Committee and the Board determined to revisit the 2022 base compensation and incentive compensation targets of our executive officers later in the 2022 fiscal year after discussions with Mr. West’s successor and the benefit of the work product from the Consultant as to recommendations for any potential changes to the compensation benchmarks in light of the widely reported compensation increases in the financial services and fintech industries. Mr. Hicke, our Chief Information Officer and one of our Executive Vice Presidents during 2021, was, as previously disclosed, appointed our CEO on March 31, 2022 (such appointment to be effective on June 1, 2022). In connection with his appointment, Mr. Hicke entered into an employment agreement with the Company. Mr. Hicke’s employment agreement provides, among other things, Mr. Hicke’s 2022 cash compensation consisting of an: • annual salary of $750,000 (which may be increased, but not decreased, during the four-year term of the employment agreement); and • incentive compensation target of $1,750,000. The actual amount of Mr. Hicke’s 2022 incentive compensation award will be determined by the Com- mittee and the Board based on those factors that the Committee and the Board deem to be appropriate at the time such awards are made in 2022, which factors will include those applicable to the incentive compen- sation awards made to our other executive officers at such time. Additionally, Mr. Hicke’s employment agreement provides, among other things, for certain 2022 equity compensation awards. Mr. Hicke will receive a restrict- ed stock unit grant of 40,000 Shares (the “Staking Grant”) under the Company’s 2014 Omnibus Equity Compensation Plan (the “2014 Plan”) that vests over four years in equal annual installments on the first four anniversaries of March 31, 2022, provided that Mr. Hicke remains employed through the applicable vesting date, or that vests immediately in the event of his death, disability or termination without cause. Mr. Hicke will be eligible to receive annual equity grants under the 2014 Plan (or a successor plan) in such form and on such terms as the Committee deems appropri- ate. Under the terms of his employment agreement, Mr. Hicke’s annual equity grant in December 2022 will be a stock option grant to purchase 100,000 Shares, with an exercise price, vesting and other terms similar to the options to purchase Shares granted to other senior executives at that time. Stock ownership policy During 2015, the Committee and the Board adopted a Stock Ownership Policy to be applicable to our direc- tors and executive officers. Under this Policy, direc- tors and executive officers are required to own equity interests in the Company having a required value which is a multiple of their base compensation. The equity value may consist of the ownership of Shares of Common Stock or of vested and exercisable stock options (valued at the amount by which the market price of the underlying shares exceeds the exercise price of the option), provided that at least 50 percent of the required value is in the form of direct owner- ship of our Shares of Common Stock. The required value is equal to five times their annual cash retainer in the case of directors, six times his annual base sal- ary in the case of the Chief Executive Officer, and four times their annual base salary in the case of other ex- ecutive officers. The Policy provides that the required value must have been achieved for existing directors and executive officers by March 2021, and for persons elected as directors or appointed or promoted as officers after the adoption of the Policy, not later than the fifth anniversary of such election or appointment. All of the directors are in compliance with this Policy, and all but one of the ten executive officers to whom the policy applies are in compliance. As per the terms our Stock Ownership Policy, the executive officer who is not in compliance with the policy may not sell more than 50% of the net shares such officer receives at the time of exercise after applicable taxes and the exercise price are withheld.

Compensation recoupment policy

In early 2011, the Committee adopted a Compensation Recoupment Policy. This policy (also known as a "clawback" policy) permits the Board to recover certain cash incentive compensation or equity grants made to our executive officers and other members of our senior management committee if the person from whom the recoupment is sought engaged in fraud or intentional misconduct that caused the need to restate our financial statements and the result of the restatement would have been to reduce or delay the amount of the incentive compensation or the vesting of the equity grant. We believe that by providing us with the appropriate power to recover incentive compensation paid or equity grants made to an officer in this situation, we demonstrate our commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"). In 2015, the SEC issued proposed regulations regarding clawback policies in accordance with the requirements of the Dodd-Frank Act. While the SEC has not yet adopted final rules with respect to clawback policies, in October 2021 the SEC reopened the comment period with respect to the proposed rules, and final rules may be forthcoming as soon as 2022.

Compensation consultant

The Committee has retained the firm of Semler Brossy as its independent consultant since 2012. During 2021, the Committee re-engaged Semler Brossy to assist the Committee with its responsibilities related to setting compensation for Mr. West's successor and our executive compensation programs generally, including as described in "Industry Benchmarking" above and advice on general industry trends for executive compensation in the asset management and fintech sectors. Semler Brossy provides no other services to us outside of its role as independent Committee advisor.

Because of the policies and procedures Semler Brossy and the Committee have in place, the Committee is confident that the advice it receives from the executive compensation consultant is objective. These policies and procedures include the following provisions:

- the Committee has the sole authority to retain and terminate the executive compensation consultant;
- the Consultant has direct access to the Committee without management intervention;
- the Committee evaluates the quality and objectivity of the services provided by the Consultant each year and determines whether to continue to retain the Consultant; and
- the protocols for the engagement (described below) limit how the Consultant may interact with management.

While it is necessary for the Consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the Consultant's advice and recommendations can be shared with management. These protocols are included in the Consultant's engagement letter. The Committee also determines the appropriate forum for receiving Consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. This approach protects the Committee's ability to receive objective advice from the Consultant so that the Committee may make independent decisions about our executive compensation. The Consultant reports directly to the Committee and performs no other work for us. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant has raised any conflict of interest, taking into consideration the following factors:

- The provision of other services to us by Semler Brossy;
- The amount of fees by us to Semler Brossy as a percentage of the firm's total revenue;
- Semler Brossy's policies and procedures that are designed to prevent conflicts of interest;
- Any business or personal relationship of Semler Brossy or the individual compensation advisors employed by the firm with any of our executive officers;
- Any business or personal relationship of the individual compensation advisors with any member of the Committee; and
- Any of our stock owned by Semler Brossy or the individual compensation advisors employed by the firm.

The Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy as our compensation consultants has not created any conflict of interest.

Application of Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of compensation paid to a public company's chief executive officer and other named executive officers (excluding the company's principal financial officer for tax years prior to 2018) to $1.0 million during any fiscal year. Prior to 2018, this $1.0 million deduction

28

limit did not apply to compensation that qualified as "performance-based." However, the Tax Cuts and Jobs Act eliminated the exemption for performance-based compensation for tax years beginning after 2017, except for providing transition relief for compensation paid pursuant to certain "grandfathered" arrangements in effect on November 2, 2017, and expanded the group of current and former executives covered by the $1.0 million deduction limit under Section 162(m). Nevertheless, the Committee remains committed to linking executive pay to performance and does not expect the changes to Section 162(m) to significantly alter the performance-driven design of our compensation programs going forward.

Potential payments on termination

Mr. Hicke, our Chief Information Officer and one of our Executive Vice Presidents during 2021, was, as previously disclosed, appointed our CEO on March 31, 2022 (such appointment to be effective on June 1, 2022). Mr. Hicke's employment agreement, among other things, provides for certain compensation and benefits that are in addition to those provided by us pursuant to those plans and arrangements available to our employees generally, and those that are customarily (but not required to be) extended to those executive officers terminated without cause or in the event of their death or disability.

Mr. Hicke's employment agreement provides that if he is terminated without cause prior to June 1, 2026, and he executes and does not revoke a general release of claims, then in addition to those benefits generally provided by us to our employees pursuant to those plans and arrangements available to our executive officers generally and those that are customarily (but not required to be) extended to departing executive officers, Mr. Hicke will receive:

- an amount equal to any accrued obligations he is owed under the terms of his employment agreement; and
- an amount (the "Severance Amount") equal to the sum of (x) one and one-half times his base salary as of the termination date, plus (y) one and one half times his annual bonus for the year of termination, which Severance Amount would be payable in equal payroll installments during the 18-month period following the year of termination.

Mr. Hicke's employment agreement also provides that in addition to the benefits customarily (but not required to be) extended to departing executive officers if he is terminated without cause or his employment ceases for death or disability, any portion of the Staking Grant that has not vested at the time of such departure will accelerate and the Shares issuable thereunder will be issued to Mr. Hicke and such shares will be tradeable without restriction.

Any options to purchase Shares that have been or may be granted to Mr. Hicke are not subject to the accelerated vesting or extended exercise period provisions of his employment agreement and would be treated in the same manner as have those options held by other departing executive officers.

Pursuant to the terms of his employment agreement, Mr. Hicke will be subject to covenants not to compete with the Company or solicit its employees or customers during his employment and for a period of 18 months following termination of employment for any reason, as well as confidentiality covenants.

The following table illustrates our estimates of the potential value of the payments and benefits to which Mr. Hicke would be entitled to receive upon a termination of his employment without cause or upon his death or disability pursuant to his employment agreement that are in addition to those benefits customarily extended to departing executive officers, in either case as of March 31, 2022. The amounts that Mr. Hicke would receive in an actual termination can only be determined at the time the event occurs.

Benefits and Payments Upon Termination	Termination Without Cause ($)	Death or Disability
Cash Severance-Salary (1)	$1,125,000	—
Cash Severance-Bonus (2)	$2,625,000	—
Stock Options-Accelerated (3)	$2,408,500	$2,408,500

(1) The calculation is 1.5 times Mr. Hicke's base salary for 2022 per the terms of his employment agreement and does not include the amount of any accrued but unpaid base salary or vacation through the date of termination that may be payable to Mr. Hicke at the time of termination.

(2) The calculation is 1.5 times Mr. Hicke's incentive compensation target for 2022, per the terms of his employment agreement.

(3) The aggregate value is based on the closing market price of the Shares on March 31, 2022 ($60.21).

2022 Proxy Statement 29

30 Pay ratio Annual total compensation of the median employee for 2021 $96,909 Annual total compensation of the CEO for 2021 $2,367,239 Ratio of annual total compensation of the median employee to the annual total compensation of CEO for 2021 24.4 Pay ratio Consistent with Instruction 2 to Item 402(u) of Regula- tion S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to the 2021 pay ratio disclosure. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2021 pay ratio disclosure. The median employee identified in 2020 remains employed in substantially the same role and at the same location. We chose December 31, 2020 as the date for establish- ing the employee population used in identifying the median employee and used fiscal 2020 as the measure- ment period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, target annual performance-based cash bonuses, target commissions, and long-term equity awards based on their grant date fair values. Permanent employees who joined in 2020 and permanent employees who were on leave during 2020 were assumed to have worked for the entire year. All U.S. and non-U.S. employees employed as of December 31, 2020 were captured. No cost-of-living adjustments were made. With respect to the annual total compensation of our Chief Executive Officer, we included the amount reported for Mr. West in the “Total” column for 2021 in the Summary Compensation Table included in this Proxy Statement. The annual total compensation of the median employee and the annual total compensa- tion of the Chief Executive Officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Compensation Committee report Notwithstanding anything to the contrary, this Com- pensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933,as amended (the “Securities Act”), or the Securities Exchange Act of 1934 as amended (the “Exchange Act”) except to the extent that we specifically incorporate this infor- mation by reference, and this information shall not be deemed filed under such Acts. The members of the Committee consist of Carl A. Guarino (Chair), Kathryn M. McCarthy and Jonathan A. Brassington (as of April 19, 2022), each of whom is an independent director as defined in the rules of The NASDAQ Stock Market, Inc. The Committee operates under a Charter approved by the Board which states that among the purposes of the Committee are to establish and periodically review our compensation philosophy and the adequacy of compensation plans and programs for executive officers and our other em- ployees; to establish compensation arrangements and incentive goals for executive officers and to administer compensation plans; to review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropri- ate based upon performance; to review and monitor management development and succession plans and activities; and to prepare the report on executive compensation for inclusion in our annual proxy state- ment in accordance with the Securities and Exchange Commission Rules and Regulations. The Committee has reviewed and discussed the Com- pensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Committee recom- mended to the Board that the Compensation Discus- sion and Analysis be included in this Proxy Statement. Compensation Committee: Carl A. Guarino (Chair) Kathryn M. McCarthy Jonathan A. Brassington (as of April 19, 2022)

Executive compensation.

The Summary Compensation Table set forth below summarizes total compensation paid or earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for services rendered in all capacities for the last three years ended December 31, 2021.

Summary compensation table

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Alfred P. West, Jr.	2021	750,000	373,625	1,210,000	33,614	2,367,239
Chairman of the Board and	2020	778,846	1,014,000	1,100,000	40,888	2,933,734
Chief Executive Officer	2019	750,000	279,300	1,210,000	36,283	2,275,583
Dennis J. McGonigle	2021	600,000	373,625	880,000	30,133	1,883,758
Executive Vice President	2020	623,077	1,014,000	800,000	32,747	2,469,824
and Chief Financial Officer	2019	600,000	418,950	840,000	31,737	1,890,687
Wayne M. Withrow	2021	600,000	597,800	960,000	33,427	2,191,227
Executive Vice President >	2020	623,077	1,014,000	720,000	32,723	2,389,800
Investment Advisors	2019	600,000	279,300	760,000	32,625	1,671,925
Ryan P. Hicke	2021	600,000	373,625	880,000	73,586	1,927,211
Executive Vice President >	2020	623,077	1,014,000	800,000	30,829	2,467,906
Technology	2019	600,000	558,600	840,000	29,955	2,104,405
Philip N. McCabe	2021	600,000	373,625	960,000	28,891	1,962,516
Executive Vice President >	2020	623,077	1,014,000	920,000	28,187	2,585,264
Investment Managers	2019	600,000	558,600	1,000,000	27,481	2,186,081

(1) Compensation deferred at the election of the executive, pursuant to our Capital Accumulation Plan ("CAP"), is included in the year in which such compensation is earned.

(2) Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3) Non-equity incentive compensation awards for services rendered during a year have been listed in the year earned, but were actually paid in the following fiscal year.

(4) Includes matching contributions to the CAP for the named individuals as well as supplemental life insurance premiums with respect to life insurance on the named individual and group insurance medical premiums.

2022 Proxy Statement 31

32 Grants of plan-based awards table The following table discloses certain information concerning options granted during 2021 to each of our named executive officers. Other than these grants, none of the executive officers received any other equity or non- equity incentive plan awards providing for future payouts. (1) All stock options granted to our named executive officers in 2021 were nonqualified options granted upon the approval of the Committee under our 2014 Omnibus Equity Compensation Plan, with an exercise price per Share equal to the fair market value of our Shares on the date of grant. 50 percent of these options vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $5.75 or more, but not earlier than the second anniver- sary of the date of grant, and the remaining 50 percent of these options vest on December 31 of the year in which we attain an adjusted pre-tax earnings per share of $7.00 or more, but not earlier than the fourth anniversary of the date of grant, in each case based upon our audited financial statements and subject to certain adjustments relating to non-recurring transactions or the option expense we record under Accounting Standards Codification 718 (ASC 718). (2) The Grant Date Fair Value of the Option Grants made on December 10, 2021 was based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Name Grant Date (1) Number of Securities Underlying Options Exercise or Base Price of Option ($/Sh) Grant Date Fair Value of Option Awards ($)(2) Alfred P. West, Jr. 12/10/2021 25,000 60.46 373,625 Dennis J. McGonigle 12/10/2021 25,000 60.46 373,625 Wayne M. Withrow 12/10/2021 40,000 60.46 597,800 Ryan P. Hicke 12/10/2021 25,000 60.46 373,625 Philip N. McCabe 12/10/2021 25,000 60.46 373,625

Outstanding equity awards at year-end

The following table reflects outstanding stock options held by our named executive officers as of December 31, 2021.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
Alfred P. West, Jr.	50,000	—	22.45	12/11/2022
	45,000	—	33.76	12/10/2023
	35,000	—	40.64	12/9/2024
	30,000	—	53.34	12/8/2025
	35,000	—	49.63	12/13/2026
	10,000	10,000	71.12	12/12/2027
	12,500	12,500	48.47	12/11/2028
	10,000	10,000	64.43	12/9/2029
	—	75,000	56.54	12/8/2030
	—	25,000	60.46	12/10/2031
Dennis J. McGonigle	35,000	—	22.45	12/11/2022
	30,000	—	33.76	12/10/2023
	27,500	—	40.64	12/9/2024
	24,000	—	53.34	12/8/2025
	25,000	—	49.63	12/13/2026
	12,500	12,500	71.12	12/12/2027
	12,500	12,500	48.47	12/11/2028
	15,000	15,000	64.43	12/9/2029
	—	75,000	56.54	12/8/2030
	—	25,000	60.46	12/10/2031
Wayne M. Withrow	30,000	—	22.45	12/11/2022
	30,000	—	33.76	12/10/2023
	27,500	—	40.64	12/9/2024
	30,000	—	53.34	12/8/2025
	25,000	—	49.63	12/13/2026
	10,000	10,000	71.12	12/12/2027
	10,000	10,000	48.47	12/11/2028
	10,000	10,000	64.43	12/9/2029
	—	75,000	56.54	12/8/2030
	—	40,000	60.46	12/10/2031
Ryan P. Hicke	7,500	—	22.45	12/11/2022
	12,500	—	28.30	4/16/2023
	25,000	—	33.76	12/10/2023
	20,000	10,000	40.64	12/9/2024
	24,000	—	53.34	12/8/2025
	35,000	—	49.63	12/13/2026
	12,500	25,000	71.12	12/12/2027
	17,500	35,000	48.47	12/11/2028
	20,000	40,000	64.43	12/9/2029
	—	75,000	56.54	12/8/2030
	—	25,000	60.46	12/10/2031
Philip N. McCabe	25,000	—	33.76	12/10/2023
	21,000	—	40.64	12/9/2024
	24,000	—	54.34	12/8/2025
	30,000	—	49.63	12/13/2026
	12,500	12,500	71.12	12/12/2027
	17,500	17,500	48.47	12/11/2028
	20,000	20,000	64.43	12/9/2029
	—	75,000	56.54	12/8/2030
		25,000	60.46	12/10/2031

2022 Proxy Statement 33

34 (1) The following tables set forth opposite the relevant option expiration date, the vesting thresholds for all options which are currently unexercisable: Option exercises table The following table presents information regarding the exercise of stock options by our named executive officers during 2021. None of our named executive officers hold restricted stock awards as of December 31, 2021. Name Number of Shares Acquired on Exercise (#) Value Realized on Exercise ($) Alfred P. West, Jr. 50,000 2,269,000 Dennis J. McGonigle 35,000 1,660,421 Wayne M. Withrow 30,000 1,388,323 Ryan P. Hicke — — Phillip N. McCabe 25,000 890,111 Option Expiration Date 50% Exercisable When Our Reported EPS Plus ASC 718 Expense Exceeds 100% Exercisable When Our Reported EPS Plus ASC 718 Expense Exceeds 12/12/2027 Vested $5.50 12/11/2028 Vested $6.00 12/9/2029 Vested $6.00 12/8/2030 $4.30(1) $5.35 12/10/2031 $5.75 $7.00 (1) Vesting threshold attained; however, the options are not yet exercisable due to the minimum time period requirement.

2022 Proxy Statement 35 Director compensation During 2021, each director who was not an employee received an annual retainer of $70,000. The annual chair fee for the Audit, Compensation, Legal Regulatory and Oversight and Nominating and Governance Com- mittees was $20,000, $15,000, $15,000 and $5,000, respectively, and the annual retainer fee for the Audit Committee was $10,000, for each of the Compensation and Legal Regulatory and Oversight Committees was $7,500, and for the Nominating and Governance Com- mittee was $5,000. The annual retainer for the Lead Independent Director was $15,000. Each non-employee director also receives an annual grant of 10,000 options to purchase Shares. Thus, on December 10, 2021, each of our non-employee directors, Messrs. Doran, Guarino, Romeo and Mss. Blumenstein and McCarthy, was granted options under our 2014 Omnibus Equity Compensation Plan to purchase 10,000 Shares at an exercise price of $60.46, all of which options remained outstanding at December 31, 2021. These options have a ten-year term, with 50 percent of these options to vest on December 31 of the year in which we attain adjusted pre-tax earnings per share of $5.75 or more, but not earlier than the second anniversary of the date of grant, and the remaining 50 percent of these options to vest on December 31 of the year in which we attain adjusted pre-tax earnings per share of $7.00 or more, but not earlier than the fourth anniversary of the date of grant (in each case based upon our audited financial statements and subject to certain adjustments relating to the option expense we recorded under ASC 718 and to adjustment for certain extraordinary events). The following table summarizes the compensation paid to our directors for 2021: Name Fees Earned or Paid in Cash ($) Option Awards ($)(1) All Other Compensation ($) Total ($) Sarah W. Blumenstein 82,500 149,450 — 231,950 William M. Doran 92,500 149,450 348,004 (2) 589,954 Carl A. Guarino 112,500 149,450 — 261,950 Kathryn M. McCarthy 80,625 149,450 — 230,075 Carmen V. Romeo 112,500 149,450 — 261,950 (1) Reflects the aggregate grant date fair value of options based upon the Black-Scholes option pricing model. The assumptions used in determining the amounts in this column are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. (2) During 2021, Mr. Doran received trustee fees of $178,000 for serving as a trustee of approximately ten mutual funds or trusts, each of which we either administered or sponsored. During 2021, Mr. Doran served as a director of SEI Investments Distribution Co., SEI Investments (Asia) Limited, SEI Investments (Europe) Ltd., SEI Global Nominee Ltd., SEI Investments Global Fund Services Limited, SEI Investments Global, Limited and SEI Alpha Strategy Portfolios, L.P. and received $14,166 per month pursuant to a consulting agreement with us.

36 Review, approval, or ratification of transactions with related persons Our Board believes that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Our Code of Conduct thus contains a provision regarding transac- tions with related persons that requires that our Audit Committee review and approve, before it is consum- mated, any “related person” transaction as defined in Item 404(a) of Regulation S-K to which a director or executive officer is, directly or indirectly, a party. A related person transaction is any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. No related person transaction will be executed without the ap- proval or ratification of our Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Since January 1, 2021, there have been no related person transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K and none is proposed.

Audit Committee report. Notwithstanding anything to the contrary, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this information by reference, and this information shall not be deemed filed under such Acts. The Audit Committee of our Board currently is com- posed of four independent directors and operates under a written charter adopted by our Board that complies with the rules adopted by The NASDAQ Stock Market, Inc. The Audit Committee reviews and reas- sesses the adequacy of its charter on an annual basis. A copy of the current Audit Committee Charter may be viewed on our website at seic.com under “Investor Relations > Corporate Governance.” The members of the Audit Committee are Mr. Romeo (Chair), Mr. Gua- rino, Ms. McCarthy, and Mr. Brassington (as of April 19, 2022). The role of the Audit Committee is to assist our Board in its oversight of the quality and integrity of our financial reporting process. The Audit Committee also has sole authority, among other things, to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of our independent auditors. Management has the primary responsibility for the financial reporting process, including the sys- tem of internal controls, and for preparation of consoli- dated financial statements in accordance with generally accepted accounting principles. Our independent audi- tors are responsible for auditing those financial state- ments and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee met eight times in 2021 and held discussions with management and the independent auditors. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial state- ments with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters that registered independent public accounting firms must communicate to audit committees under Public Company Accounting Oversight Board rules. Our independent auditors also provided to the Audit Com- mittee the written disclosures required by the Public Com- pany Accounting Oversight Board’s independence rules, and the Audit Committee discussed with the independent auditing firm that firm’s independence. Based upon the Audit Committee’s discussions with management and the independent auditors and the Au- dit Committee’s review of the representation of manage- ment and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that our Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission. Audit Committee: Carmen V. Romeo (Chair) Carl A. Guarino Kathryn M. McCarthy Jonathan A. Brassington (as of April 19, 2022) 2022 Proxy Statement 37

38 Proposal 2 Advisory vote on executive compensation.

2022 Proxy Statement 39 Because your vote is advisory, it will not be binding upon us, the Board or the Compensation Committee. Our Board and our Compensation Committee value the opinions of our shareholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our shareholders’ concerns, and the Compen- sation Committee will evaluate whether any actions are necessary to address those concerns. The Board believes that the compensation of our executive officers, as described in the CD&A and the tabular disclo- sures under the heading “Executive Compensation” is appropriate for the reasons stated above. Therefore, the Board unanimously recommends a vote FOR approval of the compensation for our named executive officers. Our compensation philosophy is designed to align each executive’s compensation with our short-term and long-term performance and to provide the compensa- tion and incentives needed to attract, motivate, and retain key executives who are crucial to our long-term success. Shareholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) and other sections of this proxy statement regarding our compensation practices for named executive officers, which include discussions of the following: • Members of the Compensation Committee of our Board are independent directors. The Compensa- tion Committee has established a thorough process for the review and approval of compensation program designs, practices, and amounts awarded to our executive officers. • The Compensation Committee engaged and received advice from a third-party compensation consultant concerning the compensation of our Chief Executive Officer. It selected a peer group of companies, taking into account the compensation consultant’s recommendations, to compare to our Chief Executive Officer’s compensation. • We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. The practices include: • We have a cash incentive compensation repay- ment (“clawback”) policy; • We have a stock ownership policy requiring exec- utives to maintain a minimum value of ownership of our equity in accordance with the plan; • We employ our named executive officers “at will” without severance agreements or employ- ment contracts; • We have a long-standing insider trading policy which, among other things, prevents executive officers from buying or selling put or call options or futures on our Shares; • Our performance-based incentive programs include a balance of different measures for short- term and long-term programs; and • Our executive officers’ compensation amounts are aligned with our financial performance and the overall implementation of our business strategies. The Compensation Committee and the Board believe that these policies, procedures, and amounts are ef- fective in implementing our compensation philosophy and in achieving its goals. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives you as a Shareholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution: “Resolved, that the holders of Shares of the Com- pany approve, on an advisory basis, the compensa- tion of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compen- sation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.” Required vote and Board recommendation

40 Proposal 3 Ratification of appointment of independent registered public accountants.

2022 Proxy Statement 41 The affirmative vote of a majority of the votes cast at our 2022 Annual Meeting by the holders of the outstanding Shares is required for the ratification of this appointment. Our Board unanimously recommends that Shareholders vote FOR approval of this proposal. Fee Category 2021 2020 Audit Fees (1) $5,525,486 $6,386,655 Audit-related Fees (2) 1,716,416 1,540,358 Tax Fees (3) 99,402 26,133 All Other Fees 4,961 3,800 $7,346,265 $7,956,946 Principal accounting fees and services The following is a summary of the fees KPMG billed to us for professional services rendered for the fiscal years ended December 31, 2021 and December 31, 2020, respectively: The Audit Committee of our Board has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit our consolidated finan- cial statements for the fiscal year ending December 31, 2022. The Audit Committee and the Board seek to have the Shareholders ratify such an appointment of KPMG by the Audit Committee. We note, however, that consistent with the requirements of the Sarbanes- Oxley Act of 2002, our Audit Committee has ultimate authority with respect to the selection of our inde- pendent registered public accountants. Accordingly, if Shareholders do not ratify the appointment of KPMG, our Audit Committee will take that into ac- count in considering whether to continue to retain KPMG. Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Required vote and Board recommendation (1) Audit fees for the years ended December 31, 2021 and 2020, respectively, were for professional services rendered for the audits and interim quarterly reviews of our consolidated financial statements and other statutory and subsidiary audits. Audit fees for the year ended December 31, 2021 and 2020 also include fees billed by KPMG for audits of our various Col- lective Trust Funds. These fees were paid by the various funds. (2) Audit-related fees for the year ended December 31, 2021 and 2020, respectively, were for attestation services, internal control reviews and other audit-related services. (3) Tax fees for the years ended December 31, 2021 and 2020, respectively, were for tax compliance, including the review or preparation of foreign tax returns, and general tax planning services.

42 Policy on Audit Committee pre-approval of audit and permissible non-audit services of independent registered public accountants The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of the retention of the independent auditors for the performance of all audits and lawfully permitted non- audit services and regarding pre-approval of the fees for such services. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee re- views these requests and advises management if the Audit Committee approves the engagement of the in- dependent auditors to provide these services, as well as certain fee levels for these services. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the pre-approved fee levels.

Other important information. As of the date of this Proxy Statement, management knows of no other matters to be presented for action at our 2022 Annual Meeting. However, if any further business should properly come before our 2022 Annual Meeting, the persons named as proxies will vote on such business in accordance with their best judgment. Sustainability practices These practices benefit the environment by minimiz- ing the use of paper and printing and lower our costs. Request electronic access to proxy materials and annual reports If you receive your proxy materials by mail, we encourage you to elect electronic delivery. You will receive an email with links to access Proxy State- ment and Annual Report on the Internet. If you are a beneficial shareholder, please contact your broker, bank, or nominee to request electronic access to proxy materials. If your shares are registered in your name, please access www.proxyvote.com to vote. You will have the option to enroll in electronic delivery immediately after casting your vote. Reduce duplicate mailings We deliver a single Proxy Statement and Annual Report, along with individual proxy cards, to share- holders who have not enrolled in electronic delivery and share the same address, unless we have received contrary instructions. This practice is known as “householding.” To discontinue householding and receive separate copies of proxy materials: If you are a beneficial shareholder, please contact the broker, bank, or nominee where your account is held. If you are a registered shareholder, please contact your ac- count holder or our transfer agent, AST Shareholder Services Department, by phone at (800) 937-5449 or by email at help@astfinancial.com. Access available information about us We publish our earnings releases on our website at seic.com/investor-relations, as well as make available to shareholders the opportunity to listen to our quar- terly earning calls. Our website also provides free-of- charge access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such materials are filed with the Securities and Exchange Commis- sion (SEC). Our website and our filings made with the SEC are not part of this Proxy Statement. References to our website address in this Proxy Statement are intended to be inactive textual references only. Solicitation of proxies The accompanying proxy card is solicited on behalf of our Board. Following the original mailing of the proxy materials, proxies may be solicited personally by our officers and employees, who will not receive additional compensation for these services. We will reimburse banks, brokerage firms, and other cus- todians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial shareholders. 2022 Proxy Statement 43

44 Proposals of shareholders Proposals that Shareholders wish to have considered for possible inclusion in our Proxy Statement for the 2023 Annual Meeting must be received by our Secretary at our principal offices (One Freedom Valley Drive, Oaks, PA 19456-1100) no later than December 28, 2022. If you wish to submit a proposal or to nomi- nate a candidate for election as director at the 2023 Annual Meeting (but not seek inclusion of the pro- posal or nomination in our Proxy Statement), we must receive your proposal or nomination, in accordance with our Bylaws, on or before March 3, 2023, but not before February 1, 2023. To comply with the universal proxy rules, once effective, Shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2023. Additional information We will provide without charge to any person from whom a proxy is solicited by our Board, upon the written request of such person, a copy of our 2021 Annual Report on Form 10-K, including the finan- cial statements and schedules thereto, required to be filed with the Securities and Exchange Commis- sion pursuant to Rule 13a-1 under the Exchange Act. Any such requests should be directed to Michael Peterson, General Counsel, at our prin- cipal offices at 1 Freedom Valley Drive, Oaks, PA 19456-1100, phone: (610) 676-1000. Forward-looking statements This proxy statement contains forward-looking state- ments within the meaning or the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward- looking statements by terminology, such as ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘believe’’ and ‘‘continue,’’ or ‘‘appear.’’ Our forward-looking statements include our current expectations as to our growth, strategies and the opportunities for our success. You should not place undue reliance on our forward- looking statements, as they are based on the current beliefs and expectations of our manage- ment and subject to significant risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward- looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

2022 Proxy Statement C

Follow us on social media 1 Freedom Valley Drive Oaks, PA 19456-1100 +1 610 676 1000 seic.com SEI® delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, we work with corporations, financial institutions and professionals, and ultra-high-net-worth families to solve problems, manage change, and help protect assets—for growth today and in the future. ©2022 220186.02 (04/22)

11 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 0 2 0 0 0 0 0 0 0 0 0 0 JOB # 1 O F 2 1 OF 2PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate CONTROL # SHARES SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 00 00 56 95 79 _1 R 1. 0. 0. 24 SEI INVESTMENTS COMPANY 1 FREEDOM VALLEY DRIVE P.O. BOX 1099 OAKS, PA 19456-1100 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/31/2022 for shares held directly and by 11:59 P.M. ET on 05/27/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SEIC2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/31/2022 for shares held directly and by 11:59 P.M. ET on 05/27/2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Alfred P. West, Jr. 1b. William M. Doran 1c. Jonathan A. Brassington The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve, on an advisory basis, the compensation of named executive officers. 3. To ratify the appointment of KPMG LLP as independent registered public accountants for fiscal year 2022. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

00 00 56 95 79 _2 R 1. 0. 0. 24 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com SEI INVESTMENTS COMPANY This proxy is solicited on behalf of our Board of Directors. The undersigned shareholder of SEI Investments Company (the “Company”) hereby appoints Michael N. Peterson and Ruth A. Montgomery, the proxy or proxies of the undersigned, and hereby authorizes either of them to represent and to vote as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned at the close of business on, March 25, 2022 at the Annual Meeting of Shareholders to be held on June 1, 2022, and at any adjournments thereof. The proxies named herein are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side